Exhibit 10.20

Intellectual Property Right License Agreement

This Intellectual Property Right License Agreement (this “Agreement”) is made as of April 13, 2011, in Beijing, the People’s Republic of China (the “PRC”), by and between Beijing Chukong Aipu Technology Co., Ltd., with registered address at Room 1107, Fangdi Tower, 25 Xiaoying Road, Chaoyang District, Beijing (“Party A”); and Beijing Wan’ai Internet Technology Co., Ltd., with registered address at Room 238, 2nd Floor, Minyou Hostel, Building 23, 18 An’ningzhuang East Road, Haidian District, Beijing (“Party B”).

(Party A and Party B collectively the “Parties”)

WHEREAS:

A.	Party A is a wholly foreign-owned enterprise incorporated in Beijing under the laws of the PRC and the owner of the intellectual property rights set forth under the Intellectual Property Right Transfer Agreement dated as of the date hereof by Party A and Party B, including without limitation patents, software copyrights, webpage and its formatting copyrights, technical and business secrets (the “Intellectual Property Rights”) ;

B.	Party B is a limited liability company incorporated in Beijing under the laws of the PRC, and is licensed to provide Internet information and other value-added telecommunications services with approval from Beijing Municipal Administration of Telecommunications; and

C.	Subject to and in accordance with the terms and conditions of this Agreement, Party A agrees to grant to Party B, and Party B agrees to accept from Party A, the license to use the Intellectual Property Rights provided under Paragraph A.

NOW THEREFORE, on the basis of mutual benefit and friendly negotiations, Party A and Party B agree as follows:

1.	Grant of License

1.1	The Intellectual Property Rights under the Agreement

1.1.1	Under the terms and conditions under this Agreement, Party A hereby grants to Party B and Party B accepts from Party A, the license to use the Intellectual Property Rights in the PRC. The license granted hereunder is non-exclusive, non-transferable and without sublicense.

1.1.2	Party A has sole and exclusive ownership of the Intellectual Property Rights, including any of its improvements, upgrades and derivative products, developed by Party A or Party B. Any business secret relating to the Intellectual Property Rights is owned by Party A. The rights and obligations under this Section 1.1.2 will survive termination of this Agreement.

1.2	Scope

1.2.1	Party B shall only use the Intellectual Property Rights in the processing of its internal data by any system designated by Party B or, upon failure of the designated system, any back-up system. Without Party A’s consent, Party B shall not sub-license the Intellectual Property Rights to any third party or use the Intellectual Property Rights for the training, business sharing or lease of any third party, unless otherwise provided under this Agreement.

1.2.2	The License in this Agreement is valid in the PRC only. Party B agrees that it will not use, or authorize any direct or indirect use of, the Intellectual Property Rights in any other territory.

2.	Payment

Party B agrees to pay royalty for the Intellectual Property to Party A (the “Royalty”). The calculation and payment of the Royalty are set forth in Schedule I. Party may waive payment of the Royalty by Party A or adjust the amount of the Royalty set forth in Schedule I from time to time.

3.	Party A’s Rights and Protection

3.1	Party B agrees that during and after the term of this Agreement, it will not challenge Party A’s ownership of the Intellectual Property Rights or the validity of this Agreement, and will not take action which could in the opinion of Party A be prejudicial to the rights of Party A or the license under this Agreement.

3.2	Party B agrees to provide assistance necessary to protect Party A’s ownership of the Intellectual Property Rights. If any third party makes any claim against the Intellectual Property Rights, Party A may respond to such claim in the name of Party A and/or Party B at its own discretion. If any third party makes any infringement upon the Intellectual Property Rights, Party B will immediately notify Party A of such infringement to its knowledge in writing, provided that Party A has the sole discretion regarding whether to take any action against such infringement or not.

3.3.	Party B agrees to use the Intellectual Property Rights in strict compliance with this Agreement, and may not use the Intellectual Property Rights in a manner which, in the opinion of Party A, is fraudulent, misleading or detrimental to the Intellectual Property Rights or the reputation of Party A.

4.	Confidentiality

4.1	Party B shall keep in confidence any and all confidential data and information of Party A to which it is known or has access arising from its acceptance of the license of the Intellectual Property Rights (the “Confidential Information”). Upon termination of this Agreement, Party B shall, at Party A’s request, return all and any documents, information or software containing Confidential Information to Party A or destroy it and delete such Confidential Information from any electronic device, and discontinue using such Confidential Information. Party B shall not disclose, grant or transfer any Confidential Information to any third party without Party A’s written consent.

4.2	This Article 4 shall survive invalidity, change, termination, expiration or enforceability of this Agreement.

5.	Representations and Warranties

5.1	Party A represents and warrants as follows:

5.1.1	Party A is a company duly incorporated and validly existing under the laws of the PRC;

5.1.2	Party A’s execution and performance of this Agreement is within its corporate powers and business scope, has been duly authorized and received consents and approvals of any third party and government authorities, if necessary, and is in no breach of any laws of corporate documents which it is bound by or subject to;

5.1.3	Once executed, this Agreement will constitute a legal, valid and binding agreement of Party A and will be enforceable against Party A in accordance with its terms; and

5.1.4	Party A is the legal owner of the Intellectual Property Rights under the Agreement.

5.2	Party B represents and warrants as follows:

5.2.1	Party B is a company duly incorporated and validly existing under the laws of the PRC, and is approved by Beijing Municipal Administration of Telecommunications to provide Internet information service;

5.2.2	Party B’s execution and performance of this Agreement is within its corporate powers and business scope, has been duly authorized and received consents and approvals of any third party and government authorities, if necessary, and is in no breach of any laws of corporate documents which it is bound by or subject to;

5.2.3	Once executed, this Agreement will constitute a legal, valid and binding agreement of Party B and will be enforceable against Party B in accordance with its terms.

6.	Effect and Term

6.1	Unless early terminated by Party A, the term of this Agreement will commence as of the date hereof and expire upon expiration of the business term of Party A or any extension thereof. At the request of Party A, the Parties may extend the term of this Agreement prior to its expiration, and enter into separate exclusive consulting and service agreement or continue to perform this Agreement, in each case at the request of Party A.

7.	Termination

7.1	Early termination

None of Party B or its shareholders may early terminate this Agreement during the term of this Agreement. Party A may terminate this Agreement at any time with a written notice to Party B and its shareholders no less than 30 days prior to such termination.

7.2	Effect of termination or expiration

Upon termination or expiration of this Agreement, Party B is no longer entitled to any and all rights granted to it under this Agreement, and may not use the Intellectual Property Rights directly or indirectly.

12.	Force Majeure

12.1	“Force Majeure Event” shall mean any event beyond the reasonable control of each of the Parties and unavoidable even if the affected Party takes reasonable care, including but not limited to governmental acts, Act of God, fires, explosion, storms, floods, earthquakes, morning and evening tides, lightning or wars; provided, however, that any shortage of creditability, funding or financing will not be deemed as an event beyond reasonable controls of the affected Party. The affected Party requesting exemption of any performance of this Agreement shall immediately notify the other Party of such request in writing.

12.2	In the event that the affected Party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, the affected Party will not be liable for any damage arising from such a failure or delay of performance, provided, however, that the affected Party shall take appropriate measures to minimize or remove the effects of Force Majeure and attempt to resume performance of the obligations delayed or prevented by the event of Force Majeure, and the affected Party will not be responsible to such performance and will only be responsible to the delayed parts of performance. After the event of Force Majeure is removed, both Parties agree to resume the performance of this Agreement with their best efforts.

9.	Dispute Resolution

Any and all disputes arising from or in connection with this Agreement will be firstly settled through negotiations. If no settlement is made through negotiations within 60 days from its commencement, such dispute will be submitted to Beijing Arbitration Commission (“BAC”) for arbitration in accordance with its then effective rules. The arbitration shall take place in Beijing. The language of arbitration shall be in Chinese. The arbitration will be conducted by three arbitrators. One arbitrator will be appointed by the claimant, one by the respondent, and the third one (the chief arbitrator) will be jointly appointed by the other two arbitrators. If the other two arbitrators fail to reach agreement upon the candidate of the chief arbitrator within 20 days upon their respective appointment, the chief arbitrator will be appointed by BAC according to its arbitration rules. The arbitration award shall be final and binding upon each of the Parties.

10.	Notices

Notice or other communications required to be given by any party pursuant to this Agreement shall be written in English and Chinese and shall be deemed to be duly given when it is delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address set forth below or any address notified or provided by the other Party from time to time. The notice will be duly given (i) if delivered by person, upon delivery; (ii) if delivered by mail, 10 days from the date of stamp on prepaid airmail, or four days after it is given to internationally recognized courier; and (iii) if delivered by facsimile, upon the time of receipt shown on the confirmation thereof.

If to Party A:	Beijing Chukong Aipu Technology Co., Ltd.
Attention:	Chen Haozhi
Address:	Room 1107, Fangdi Tower, 25 Xiaoying Road, Chaoyang District, Beijing
Phone:
Fax:

If to Party B:	Beijing Wan’ai Internet Technology Co., Ltd.
Attention:	Chen Haozhi
Address:	Room 1107, Fangdi Tower, 25 Xiaoying Road, Chaoyang District, Beijing
Phone:
Fax:

11.	Re-transfer, Sublicense

Party B will not assign, pledge or sublicense any and all of its rights and obligations under this Agreement to any third party without the written consent of Party A.

12.	Governing Law

The validity, performance and construction of this Agreement shall be governed and construed by the laws of the PRC.

13.	Amendment and Supplement

Any amendment and supplement of this Agreement shall come into force only after a written agreement is signed by both Party A and Party B. The amendment and supplement duly executed by both Party A and Party B shall be part of this Agreement and shall have the same legal effect as this Agreement.

14.	Severability

Any provision of this Agreement that is invalid or unenforceable due to the violation of relevant laws in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

15.	Schedules

Any schedule attached hereto is an integral part of this Agreement and has the same legal effect as this Agreement.

16.	Counterparts

This Agreement is made in Chinese in four originals.

[Remaining intentionally left blank]

IN WITNESS WHEREOF, Party A and Party B hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first written above.

Party A:	Beijing Chukong Aipu Technology Co., Ltd. (company seal)
By:	/s/ CHEN Haozhi
Chairman

Party B:	Beijing Wan’ai Internet Technology Co., Ltd. (company seal)
By:	/s/ CHEN Haozhi
Director

Schedule I

Calculation and Payment Of Royalty

The amount of the Royalty will be 10% of total annual business income of Party B, and will be payable to an account designated by Party A no less than December 31st of each applicable year. Party A has the sole discretion to waive payment of the royalty by Party B.